Exhibit 99.1

                   FACTORS AFFECTING FUTURE OPERATING RESULTS

     This Form 10-K, the Company's Annual Report to Shareholders, any Form 10-Q or any Form 8-K of the Company or any other written or oral statements made by or on behalf of the Company include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below, that could cause actual results to differ materially from historical results or those anticipated. The words "believe", "expect", "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     Although the Company believes that it has the product offerings and resources needed for continuing success, future net sales and margin trends cannot be reliably predicted and may cause the Company to adjust its operations. Factors external to the Company can result in volatility of the Company's common stock price. Because of the foregoing factors, recent trends should not be considered reliable indicator of future stock prices or financial results.

     The following factors could cause actual operating results to differ materially from historical results or those anticipated:

Highly Competitive Industry and Affect of New Products on Results

     The eyeglass lens and coating industry is highly competitive. The Company competes principally on the basis of customer service, the quality and breadth of product offerings, and price. The eyeglass lens and coating industry is characterized by price competition, which can be severe in certain markets, particularly for standard products. Sola attempts, to the extent possible, to counter competition on the basis of price by focusing on providing a rapid response to orders, maintaining high fill rates, developing differentiated new products, and educating processing laboratories and eyecare practitioners on the benefits of Sola lenses and coatings. There can be no assurance, however, that the Company's competitors will not develop products or services that are more effective or less expensive than the Company's products or which could render certain of the Company's products less competitive. Since recently-developed products comprise a substantial portion of the Company's sales, the Company's performance and future growth are dependent upon its continuing ability to develop and market new products. The Company's quarterly results can be affected by the ability to generate sales from new products as anticipated and the costs of such introductions.

     Some of the Company's competitors have significantly greater financial resources than the Company to fund expansion and research and development. See "--Substantial Indebtedness" and "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". Within a particular market, certain of the Company's competitors may enjoy a "home-country" advantage over foreign competition. In addition, in certain markets (primarily Europe), the Company also faces competition from a number of its principal competitors which are vertically integrated with processing centers to a greater extent than the Company, enabling them to customize prescription lenses. This limits the number of independent lens processing customers to which the Company can market its products.

International Operations

     The Company operates manufacturing and distribution sites in three major regions of the world--North America (including Mexico), Europe and Rest of World (comprising primarily Australia, Asia and South America)--and derived approximately half of its net sales in fiscal 1997 from the sale of products



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outside the United States.  As a result, a significant  portion of the Company's
sales  and  operations  are  subject  to  certain   risks,   including   adverse
developments in the foreign political and economic environment, exchange rates, tariffs and other trade barriers, staffing and managing foreign operations and potentially adverse tax consequences. Although the Company and its predecessors have been successfully conducting business outside of the United States since its inception in 1960, there can be no assurance that any of these factors will not have a material adverse effect on the Company's financial condition or results of operations in the future.

     The  Company's  interest  expense  is  denominated  predominantly  in  U.S.
dollars; its cash flow, however, is comprised of a variety of currencies. Although the Company may enter into currency swap agreements with financial institutions to reduce its exposure to fluctuations in foreign currency values relative to its debt obligations, such hedging transactions, if entered into, will not eliminate that risk entirely. As a result of the Company's worldwide operations, currency exchange rate fluctuations tend to affect the Company's results of operations and financial position. The Company has significant operations in Brazil, which has, until recently, experienced a hyper-inflationary environment and whose currency risk may not be effectively hedged. The functional currency of the Company's operations in Brazil is the U.S. dollar. Under U.S. generally accepted accounting principles for hyper-inflationary countries, all translation and transaction adjustments of foreign operations are reflected in the Company's statements of operations. The Company's historical statements of operations reflect significant charges to income primarily attributable to significant devaluations of the Brazilian currency. There can be no assurance that hyper-inflationary conditions will not return to Brazil or be present in other countries in which the Company has significant operations. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Currency Exchange Rates" and "--Inflation".

Restrictions on Payment of Dividends from Subsidiaries

     The Company's foreign operations are conducted through its subsidiaries. These operations contribute significantly to the Company's sales and profitability. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Dividends and other payments to the Company from subsidiaries in certain jurisdictions are subject to legal restrictions and may have adverse tax consequences to the Company. The Company intends to remit dividends from its foreign operations subject to local cash requirements and legal restrictions. Management reviews the need for cash distributions to the Company from its foreign subsidiaries on a case by case basis. If the need for cash distributions from the subsidiaries should arise in the future, there can be no assurance that the subsidiaries will be permitted to make such cash distributions without legal restrictions or adverse tax consequences to the Company. Commencing in fiscal 1996, the Company has provided for U.S. federal and state income taxes on unremitted earnings of certain foreign subsidiaries.

Substantial Indebtedness

     Although the Company's outstanding indebtedness was reduced by application of the proceeds of the Company's initial public offering in March 1995, the Company continues to have substantial indebtedness. The Company's substantial indebtedness may limit its capacity to respond to market conditions (including its ability to satisfy capital expenditure requirements) or to meet its contractual or financial obligations. In addition, pursuant to the debt instruments governing the Company's indebtedness, the Company is subject to restrictive covenants that could limit its ability to conduct its business. Furthermore, the ability of the Company to satisfy its obligations will be dependent upon its future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the control of the Company. The Company entered into a new bank credit agreement with The Bank of America National Trust and Savings Association, for itself and as agent for a syndicate of other financial institutions, covering an aggregate amount of $180 million. As of March 31, 1997, $72.6 million was outstanding under this agreement, and $105.5 million was available for future borrowings. Through and including December 15, 1998, interest on the Company's



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9 5/8% Senior  Subordinated Notes due 2003 (the "Notes") will be payable in cash semiannually at the rate of 6% per annum of the principal amount at maturity of the Notes. After December 15, 1998, interest on the Notes will accrue and be payable in cash semiannually at the rate of 9 5/8% per annum of the principal amount at maturity of the Notes. Although the Company believes that cash flow from operations will be sufficient to meet all of its debt service requirements and to fund its capital expenditure requirements, there can be no assurance that this will be the case.

Reliance on Key Management

     The operation of the Company requires managerial and operational expertise. Although all of the key management employees have employment contracts with the Company, there can be no assurance that such individuals will remain with the Company. If, for any reason, such key personnel do not continue to be active in the Company's management, operations could be adversely affected.


Risks in the Operation of Recently Acquired Facilities

     In June 1996 the Company acquired from American Optical Corporation ("AOC") substantially all of AOC's worldwide ophthalmic business ("AO"). The future success of the AO Acquisition and the effect of the AO Acquisition on the financial and operating results of the Company will depend in part on the ability of the Company to operate AO successfully as a stand-alone business and, where possible, to engage in cooperative and joint activities with AO. The ability of the Company to accomplish its objectives in connection with the AO Acquisition is, like any acquisition, subject to certain risks including, among others, the possible inability to retain certain AO personnel, potential negative effects of diverting management resources and the possible failure to retain AO customers.

Dividend Policy; Restrictions on Payment of Dividends

     The Company has not declared or paid any cash dividends on any class of its capital stock, and does not intend to pay dividends on its Common Stock in the foreseeable future. The Company's Bank Credit Agreement with The Bank of America National Trust and Savings Association, and the Indenture governing the Notes (the "Indenture"), restrict and limit the payment of dividends on the Common Stock. See "--Price Range of Common Stock and Dividend Policy".

Antitakeover Provisions

     The Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions include advance notice procedures for stockholders to nominate candidates for election as directors of the Company and for stockholders to submit proposals for consideration at stockholders' meetings. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law, which limits transactions between a publicly held company and "interested stockholders" (generally, those stockholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). This provision of Delaware law also may have the effect of deterring certain potential acquisitions of the Company.